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JEFFREY C. GIRARD Executive Vice President and
                  Chief Financial Officer

[SUPERVALU LETTERHEAD AND LOGO APPEARS HERE]

                                       May 26, 1994



     RE:  ANNUAL MEETING OF STOCKHOLDERS
          ------------------------------

Dear :

     Enclosed with this letter is an additional copy of the SUPERVALU Annual Report and Proxy Statement for our upcoming Annual Meeting. Knowing that the normal path of distribution of these materials can take several weeks, I am sending you these personal copies at the same time they are being sent to holders of record.

     I am writing to enlist your support during this proxy season in two areas:
(1) a vote FOR Item 2, the Annual Cash Bonus Plan For Designated Corporate Officers described at page 20 of the Proxy Statement, and (2) a vote AGAINST
Item 5, a stockholder proposal regarding the Company's Preferred Share Purchase Rights Plan described on pages 22 through 24 of the Proxy Statement.

     The proposed Bonus Plan (Item 2) would not add any additional compensation to the currently existing executive compensation program. The Plan requires the approval of the stockholders in order to preserve SUPERVALU's tax deduction for bonus payments made to its CEO and four other executive officers, if their compensation should exceed $1,000,000 in any fiscal year. We understand that many companies have elected not to submit their compensation plans to a vote of stockholders and will simply forego this tax deduction. The Board and Management of SUPERVALU wish to preserve the deduction for the benefit of the Company and its shareholders and therefore urge you to vote in favor of this Plan.

     The stockholder proposal (Item 5) requests that the Board of Directors redeem the Preferred Share Purchase Rights issued in 1989 unless they are approved by a stockholder vote. The Board adopted a Rights Plan and issued these rights in order to protect the Company's stockholders against abusive takeover practices. The Rights Plan does not preclude a prospective bidder from making an offer for the Company, but instead would give the Board sufficient time, if presented with an offer, to evaluate it and any possible alternatives and take those steps necessary to maximize value for all stockholders. The recent contest for control of Paramount Communications demonstrated again that a rights plan, while giving a board of directors greater leverage in negotiations with a prospective acquiror, cannot be used to evade the board's responsibilities to shareholders. Our directors, a majority of whom are completely independent of management and most of whom have experience as senior executives of other large public and private companies, are keenly aware of their duties to our shareholders and are well prepared to exercise independent oversight of management. Moreover, the Company's performance in fiscal 1994 was excellent with operating earnings increasing over 28%, as described in the Annual Report. In view of these factors, I hope you will concur with the Board's judgment in adopting the Rights Plan and vote NO on this proposal.

     Please feel free to call me to discuss any questions you might have about these items or any other matter concerning the Company. On behalf of our Board of Directors and the management of SUPERVALU, thank you for your continued interest and support.

                                       Very truly yours,


                                       \s\ Jeffrey C. Girard

Enclosures